FOR IMMEDIATE RELEASE

CKX, INC.
Media Contact: Ed Tagliaferri
212-981-5182

CKX, Inc. Reports Third Quarter and Nine-Month 2010 Results

Conference Call Scheduled to Discuss Results

NEW YORK, November 8, 2010 — CKX, Inc. (NASDAQ: CKXE) today reported financial results for its third quarter and nine months ended September 30, 2010.

Results for the Three Months Ended September 30, 2010

For the three months ended September 30, 2010, revenue decreased $7.3 million to $80.1 million, a decrease of 8.3% from the prior year period. Of this, $6.9 million was due to the impact of a second season of So You Think You Can Dance in 2009. Revenue from American Idol decreased $1.1 million, due primarily to decreased revenue from sponsorship deals, offset by higher touring revenue. Revenue at the Presley Business grew $1.1 million, or 7.8%, due to higher royalty revenue, including revenue from the Viva ELVIS Cirque du Soleil show in Las Vegas which opened in February.

Operating income before depreciation, amortization and non-cash stock compensation (“OIBDAN”) decreased $10.4 million to $6.0 million. Excluding executive separation costs of $0.9 million, severance and restructuring costs of $8.3 million at 19 Entertainment, and merger-related costs of $0.7 million, OIBDAN declined $0.5 million as compared to 2009. 19 Entertainment OIBDAN, excluding one-time severance and restructuring costs, decreased $0.5 million due to the revenue decline, the new creative consulting arrangement with Simon Fuller and a $1.3 million decline in foreign exchange gains, offset by the benefits from the efforts to eliminate non-core businesses and related overhead. Presley Business OIBDAN decreased $0.5 million due to a provision for estimated losses related to the early termination of a sublease of a property leased by the business in downtown Memphis. Corporate expenses, excluding executive separation costs and merger-related costs, declined $0.4 million.

The Company reported an operating income of $1.5 million, a decrease of $9.5 million from 2009.

Net loss attributable to CKX, Inc. was $2.4 million in 2010, compared to net income attributable to CKX, Inc. of $11.2 million in the third quarter of 2009. Diluted loss per common share was $0.03 in 2010, compared to diluted income per share of $0.12 per share in 2009.

Commenting on the results, Michael G. Ferrel, Chief Executive Officer, said, “We are encouraged by our third quarter results across the Company. The announced changes being implemented for the 2011 season of American Idol have been well received. So You Think You Can Dance completed its seventh season in August and has been picked up for another season in 2011. We have also made major progress with our restructuring of 19 Entertainment, which is increasing our focus on our hit properties while significantly reducing spending on unproductive development projects and general overhead. Although our three-month and nine-month results were negatively impacted by restructuring costs, the benefit of $20 million in annual cost savings that we have implemented has already begun to positively impact our operating results in the third quarter of 2010.”

Results for the Nine Months Ended September 30, 2010

For the nine months ended September 30, 2010, revenue declined $12.2 million, or 4.9%, to $236.2 million, as compared to the prior year period. The decline in revenue is due to $10.0 million of non-recurring revenue recognized in 2009 from terminated license agreements at the Presley Business and the Ali Business, $10.2 million of revenue from a one-time limited run television program in 2009 and lower revenue from So You Think You Can Dance, offset by an increase in American Idol revenue. Revenue at 19 Entertainment decreased $8.3 million due to the $10.2 million in revenue received in 2009 in respect of the one-time limited run television program referenced above and a decline in revenue for So You Think You Can Dance due to fewer broadcast hours in 2010 due to an additional season in 2009, which was offset by a $10.1 million increase in American Idol revenue. Excluding the prior year terminated license agreement, revenue at the Presley Business increased $5.7 million primarily due to higher royalty revenue, including royalty revenue from the Viva ELVIS Cirque du Soleil show in Las Vegas.

OIBDAN declined to $29.9 million in 2010 from $61.0 million in 2009. Excluding executive separation costs of $6.3 million, severance and restructuring costs of $17.6 million and the prior year’s $1.4 million restructuring charge at the Ali Business, OIBDAN declined $7.6 million. Excluding the severance and restructuring costs, OIBDAN at 19 Entertainment decreased $2.5 million due to the revenue decline, the impact of the new deal with Ryan Seacrest and the new creative consulting arrangement Simon Fuller, which offset a decline in overhead costs and a $3.1 million reduction in foreign exchange losses. Excluding the terminated license agreements and the prior year write-off of capitalized costs at Graceland, OIBDAN at the Presley Business increased $0.5 million due to higher licensing revenue. Corporate expenses, excluding executive separation costs, merger-related costs and prior year acquisition-related costs, declined $0.6 million.

The Company reported operating income of $7.3 million for the nine-month period in 2010 compared to $45.8 million in the first nine months of 2009. The 2010 figure includes $4.9 million of non-cash impairment charges and $1.8 million of non-cash severance and other restructuring-related costs and executive separation costs.

Net loss attributable to CKX, Inc. was $0.9 million in 2010 compared to net income attributable to CKX, Inc. of $27.3 million in the first nine months of 2009. Diluted loss per common share was $0.01 in 2010 compared to diluted income per common share of $0.30 in 2009.

Segment Results

The following table summarizes segment operating results for the three months ended September 30, 2010 and 2009 (in millions):

	September 30,	September 30,
	2010	2009	Change
Revenue
19 Entertainment	$63.3	$71.4	(11.4)%
Presley Business	15.8	14.7	7.8%
Ali Business	1.0	1.3	(21.8)%

Total	$80.1	$87.4	(8.3)%

	September 30,	September 30,
	2010	2009	Change

OIBDAN
19 Entertainment (1)	$6.2	$15.0	(58.4)%
Presley Business	5.1	5.6	(10.0)%
Ali Business	0.6	0.8	(21.4)%
Corporate (2) (3)	(5.9)	(5.0)	(19.5)%

Total	$6.0	$16.4	(63.6)%

	September 30,	September 30,
	2010	2009	Change

Operating Income (Loss)
19 Entertainment (1)	$2.9	$11.2	(73.8)%
Presley Business	3.8	4.4	(12.8)%
Ali Business	0.6	0.8	(21.6)%
Corporate (2) (3)	(5.8)	(5.4)	(8.9)%

Total	$1.5	$11.0	(86.1)%

(1)	2010 includes an $8.3 million provision for severance and other restructuring-related costs.

(2)	2010 includes a $0.9 million provision for executive separation costs.

(3)	2010 includes $0.7 million in merger and related advisory fee expenses. 2009 includes $0.3 million in acquisition-related costs.

The following table summarizes segment operating results for the nine months ended September 30, 2010 and 2009 (in millions):

	September 30,	September 30,
	2010	2009	Change
Revenue
19 Entertainment	$189.0	$197.3	(4.2)%
Presley Business	44.6	47.9	(6.8)%
Ali Business	2.6	3.2	(20.4)%

	$236.2	$248.4	(4.9)%

Total
	September 30,	September 30,
	2010	2009	Change

OIBDAN
19 Entertainment (1)	$36.2	$56.3	(35.6)%
Presley Business	13.8	21.4	(35.5)%
Ali Business (2)	1.5	0.5	187.7%
Corporate (3) (4)	(21.6)	(17.2)	(25.9)%

Total	$29.9	$61.0	(51.0)%

	September 30,	September 30,
	2010	2009	Change

Operating Income (Loss)
19 Entertainment (1) (5)	$22.4	$45.9	(51.1)%
Presley Business (5)	7.3	17.6	(58.5)%
Ali Business (2)	1.5	0.5	208.5%
Corporate (3) (4)	(23.9)	(18.2)	(31.3)%

Total	$7.3	$45.8	(84.0)%

(1)	2010 OIBDAN includes a $17.6 million provision for severance and other restructuring-related costs. 2010 Operating Income includes an $18.2 million provision for severance and other restructuring-related costs, including $0.6 million of non-cash stock compensation.

(2)	2009 includes a $1.4 million provision for severance and other restructuring-related costs.

(3)	2010 OIBDAN includes a $6.4 million provision for executive separation costs. 2010 Operating Income includes a $7.7 million provision for executive separation costs, including $1.3 million of non-cash stock compensation.

(4)	2010 and 2009 include $1.7 million and $0.5 million, respectively, in merger and related advisory fee expenses. 2009 includes $2.5 million in acquisition-related costs.

(5)	2010 includes a $2.6 million non-cash impairment charge at the Presley Business and a $2.2 million non-cash impairment charge at 19 Entertainment.

Use of Operating Income before Depreciation, Amortization and Non-Cash Stock Compensation

We evaluate our operating performance based on several factors, including a financial measure of operating income before non-cash depreciation of tangible assets and non-cash amortization of intangible assets, and non-cash compensation and other non-cash charges, such as charges for impairment of intangible assets (which we refer to as “OIBDAN”). The Company considers OIBDAN to be an important indicator of the operational strengths and performance of our businesses and the critical measure the chief operating decision maker (CEO) uses to manage and evaluate our businesses, including the ability to provide cash flows to service debt. However, a limitation of the use of OIBDAN as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenue in our businesses or stock-based compensation expense. Accordingly, OIBDAN should be considered in addition to, not as a substitute for, operating income, net income and other measures of financial performance reported in accordance with US GAAP as OIBDAN is not a GAAP equivalent measurement.

The following table reconciles consolidated OIBDAN to consolidated operating income under U.S. GAAP (in millions) for the three months ended September 30, 2010 and 2009:

	September 30,	September 30,
	2010	2009
OIBDAN	$6.0	$16.4
Depreciation and amortization	(4.1)	(5.0)
Non-cash compensation	(0.4)	(0.4)

Operating income	$1.5	$11.0

The following table reconciles consolidated OIBDAN to consolidated operating income under U.S. GAAP (in millions) for the nine months ended September 30, 2010 and 2009:

	September 30,	September 30,
	2010	2009
OIBDAN	$29.9	$61.0
Depreciation and amortization	(14.4)	(14.0)
Impairment charges	(4.9)	—
Non-cash compensation included in severance and other restructuring-related costs	(1.8)	—
Non-cash compensation	(1.5)	(1.2)

Operating income	$7.3	$45.8

Cash and Borrowing

The Company had total cash on hand of $94.8 million as of September 30, 2010. Outstanding debt at September 30, 2010 totaled $100.6 million, including the current portion of $100.5 million.

Form 10-Q Filing

Additional information concerning the Company’s results of operations and financial position is included in the Company’s Form 10-Q for the quarter ended September 30, 2010 which was filed today with the Securities and Exchange Commission. A copy of the Company’s 10-Q filing is available on our website at www.ckx.com.

Conference Call

Michael G. Ferrel, Chief Executive Officer, Thomas P. Benson, Executive Vice President and Chief Financial Officer, and Kraig G. Fox, Chief Operating Officer, will be hosting a conference call for investors on Tuesday, November 9th at 10:00 a.m. EST to discuss the results. The conference call numbers are:

(877) 303-9237 (United States)
(760) 666-3570 (International)

Those interested in listening to the conference call live via the Internet may do so by visiting the Company’s Investor Relations web site at http://ir.ckx.com. To listen to the live call, please go to the website fifteen minutes prior to its start to register, download, and install the necessary audio software.

An audio replay of the conference call will also be available after the call on the Company’s Investor Relations website.

About CKX, Inc.

CKX, Inc. is engaged in the ownership, development and commercial utilization of globally recognized entertainment content. The Company’s current properties include the rights to the name, image and likeness of Elvis Presley and Muhammad Ali, the operations of Graceland, and proprietary rights to the IDOLS and So You Think You Can Dance television brands, including the American Idol series in the United States and local adaptations of the IDOLS and So You Think You Can Dance television show formats which, collectively, air in more than 100 countries. For more information about CKX, Inc., visit its corporate website at www.ckx.com.

Forward Looking Statements

In addition to historical information, this document contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “believe,” “expect,” “will,” “anticipate,” “intend,” “estimate,” “project,” “assume” or other similar expressions, although not all forward-looking statements contain these identifying words. All statements in this press release regarding our future strategy, future operations, projected financial position, estimated future revenue, projected costs, future prospects, and results that might be obtained by pursuing management’s current plans and objectives are forward-looking statements. You should not place undue reliance on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based on the information currently available to us and speak only as of the date on which this press release is issued. We expressly disclaim any obligation to issue any updates or revisions to our forward-looking statements, even if subsequent events cause our expectations to change regarding the matters discussed in those statements. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our stockholders.

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SOURCE: CKX, Inc.

CKX, Inc.
Ed Tagliaferri, 212-981-5182